SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12

                              CAPITAL BANK CORPORATION
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
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         1)    Title of each class of securities to which  transaction  applies:
               N/A

         2)    Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

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[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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
                     [Insert Capital Bank Corporation Logo]

                            4400 Falls of Neuse Road
                          Raleigh, North Carolina 27609

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 17, 1999

To Our Shareholders:

         We cordially invite you to attend the 1999 Annual Meeting of Shareholders of Capital Bank Corporation (the "Company"), which we are holding on Thursday, June 17, 1999 at 3:00 p.m., local time, at the North Raleigh
Hilton, 3415 Wake Forest Road in Raleigh, North Carolina for the following purposes:

         (1) To elect seven nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2002;

         (2) To elect one nominee to serve as a Class I director with a term continuing until the Annual Meeting of Shareholders in 2001;

         (3) To ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999; and

         (4) To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

         Shareholders of record at the close of business on April 15, 1999 are entitled to notice and to vote at the annual meeting and any and all adjournments or postponements of the meeting.

         It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

                                              By Order of the Board of Directors


                                                               /s/ James A. Beck
                                                               -----------------
                                                                   James A. Beck
                                                                   President and
                                                         Chief Executive Officer
Raleigh, North Carolina
April 29, 1999

                            CAPITAL BANK CORPORATION
                            4400 Falls of Neuse Road
                          Raleigh, North Carolina 27609

                                 PROXY STATEMENT

             Annual Meeting of Shareholders to be held June 17, 1999

         This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the "Company") on or about April 29, 1999, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 17, 1999 at 3:00 p.m., local time, at the North Raleigh Hilton, 3415 Wake Forest Road in Raleigh, North Carolina, and at any adjournment or postponement thereof. All expenses incurred in connection with this solicitation shall be paid by the Company. In addition to solicitation by mail, certain officers, directors, and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Purposes of the Annual Meeting

         The principal purposes of the meeting are:

          o to elect seven nominees to serve as Class II directors of the Company with three-year terms continuing until the Annual Meeting of Shareholders in 2002;

          o to elect one nominee to serve as a Class I director of the Company with a three-year term continuing until the Annual Meeting of Shareholders in 2001;

          o to ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999; and

          o to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation, by duly executing a subsequent proxy and filing it with the Secretary of the Company before the revoked proxy is exercised, or by attending the Annual Meeting and voting in person. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement.

Record Date and Voting Rights

         The Board of Directors has fixed the close of business on April 15, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the meeting. As of the close of business on April 15, 1999, the Company had outstanding 3,658,689 shares of Common Stock, the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual

Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

Recent Events

         At a special meeting of shareholders held on March 26, 1999, the shareholders of Capital Bank approved the reorganization of Capital Bank into a bank holding company named "Capital Bank Corporation." In the holding company reorganization, the shareholders of Capital Bank each received a right to one share of Company stock for each share of Capital Bank stock that they owned. Thus, the shareholders of Capital Bank before the holding company reorganization are now the shareholders of the Company. In addition, on March 31, 1999 the Company completed its acquisition of Home Savings Bank of Siler City, Inc., SSB in a stock-for-stock exchange in which the Company issued 1,181,038 shares of its Common Stock. As used in this Proxy Statement, the term "Company" refers only to Capital Bank prior to the holding company reorganization, and to Capital Bank Corporation and its subsidiaries, Capital Bank and Home Savings Bank of Siler City, Inc., SSB, after the holding company reorganization.

                          Share Ownership of Management

         The following table sets forth certain information as of April 15, 1999 regarding shares of Common Stock of the Company owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement and (iv) all directors and executive officers as a group. Except as set forth in the footnotes, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse. The mailing address of each of the directors and executive officers is in care of the Company's address. There are no shareholders known to the Company who owned in excess of five percent of the Common Stock as of April 15, 1999.

                                                                    Beneficial Ownership (1)
                                                                    ------------------------
          Name                                             No. of Shares                 Percent of Class
          ----                                             -------------                 ----------------
          Charles F. Atkins (2)                               64,500                           1.8%
          Lamar Beach (3)                                     11,300                             *
          James A. Beck (4)                                   26,550                             *
          Edwin E. Bridges (5)                                93,199                           2.5
          William C. Burkhardt (6)                            28,000                             *
          L.I. Cohen, Jr. (7)                                 52,000                           1.4
          David J. Gospodarek                                  5,500                             *
          John F. Grimes (8)                                  10,723                             *
          Carolyn W. Grant (9)                                 9,600                             *
          Darleen M. Johns                                     7,500                             *
          Robert L. Jones                                     17,500                             *
          O.A. Keller, III (10)                               47,500                           1.3
          Oscar A. Keller, Jr. (11)                           47,750                           1.3
          Vernon Malone                                        2,600                             *
          George R. Perkins, III (12)                         43,773                           1.2
          Donald W. Perry (13)                                14,800                             *
          Franklin G. Shell (14)                               5,970                             *
          J. Rex Thomas (15)                                   9,500                             *
          Bruce V. Wainright (16)                             15,600                             *
          Samuel J. Wornom, III (17)                          30,500                             *
          All directors and executive
          officers as a group (21 persons)(18)               551,965                           14.7%





---------------
*  Less than one percent

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days of April 15, 1999. Beneficial ownership may be disclaimed as to certain of the securities. Except as otherwise indicated below, the shares owned by the directors named above include 2,500 shares subject to presently exerciseable options.

(2) Includes 61,000 shares of Common Stock held by entities for which Mr. Atkins is an officer and the principal stockholder.

(3)  Includes 800 shares of Common Stock held by Mr. Beach's wife.

(4) Includes 500 shares of Common Stock held by Mr. Beck's wife, 12,550 shares held in an Individual Retirement Account and 13,000 shares subject to presently exerciseable options.

(5) Includes 28,430 shares allocated to Mr. Bridges' ESOP account over which he exercises sole voting power and 28,682 shares subject to presently exerciseable options. 11,397 shares owned by Mr. Bridges are held in an Individual Retirement Account and 353 shares are held for the benefit of Mr. Bridges' minor child.

(6)  Includes 500 shares of Common Stock held by Mr. Burkhardt's wife.

(7) Includes 22,250 shares of Common Stock held by Mr. Cohen's wife and 4,500 shares held in the Profit Sharing Plan of Lee Iron & Metal Co., a company in which Mr. Cohen is the principal stockholder. Mr. Cohen and his wife serve as co-trustees of such Profit Sharing Plan.

(8)  Includes  2,560 shares with  respect to which Mr.  Grimes  exercise  shared
     voting  and  investment   power  and  4,916  shares  subject  to  presently
     exerciseable options.

(9) Includes 100 shares of Common Stock held by Ms. Grant's child and 3,875 shares held in an Individual Retirement Account.

(10) Includes 18,000 shares of Common Stock held jointly with Mr. Keller's wife, 20,000 shares held in Individual Retirement Accounts, 4,000 shares held by Mr. Keller's children and grandchildren and 5,000 shares subject to presently exerciseable options. Oscar A. Keller, Jr. is the father of O.A. Keller, III.

(11) Includes 21,500 shares of Common Stock held jointly with Mr. Keller's wife, 21,500 shares held by an entity in which Mr. Keller is an officer and principal stockholder and 3,750 shares subject to presently exerciseable options.

(12) Includes 14,000 shares held by Mr. Perkins' father who appointed Mr. Perkins as his proxy for purposes of voting the Company's Common Stock pursuant to a revocable proxy agreement dated April 30, 1998.

(13) Includes 9,000 shares held jointly with Mr. Perry's wife and 2,300 shares held by his children.

(14) Includes 3,470 shares held by Mr. Shell in an Individual Retirement Account and 1,000 shares subject to presently exerciseable options.

(15) Includes 1,000 shares of Common Stock held by a child of Mr. Thomas and 3,000 shares held by Mr. Thomas's wife.

(16) Includes 100 shares of Common Stock held by Dr. Wainright's wife.

(17) Includes 1,000 shares of Common Stock held in a trust for the benefit of Mr. Wornom's grandchild, for which Mr. Wornom serves as a trustee, and 1,000 shares held by a child of Mr. Wornom.

(18) Includes the shares of Common Stock beneficially owned by the directors of the Company and by two executive officers of the Company who are not also directors.


                        Proposal 1: Election of Directors

      The Company's Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three year term of office. In accordance with the Company's Bylaws, on April 15, 1999 the Board of Directors appointed Edwin
E. Bridges and John F. Grimes to fill a vacancy created by the resignation of Marty R. Kittrell and to add a director within the range permitted by the Company's Bylaws.

      The term of office of the Class II directors expires at the 1999 Annual Meeting, the term of office of the Class III directors expires at the 2000 Annual Meeting of Shareholders, and the term of office of the Class I directors expires at the 2001 Annual Meeting of Shareholders, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company's Bylaws, the term of office of directors who were elected by the Board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors are elected. Consequently, the terms of office of Messrs. Bridges and Grimes expire at the 1999 Annual Meeting and they are being nominated for election.

      The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

      Class I                    Class II                       Class III
      -------                    --------                       ---------
(Term Expiring 2001)       (Term Expiring 1999)           (Term Expiring 2000)

 Charles F. Atkins           Edwin E. Bridges                 Lamar Beach
   James A. Beck              L.I. Cohen, Jr.             William C. Burkhardt
  Carolyn W. Grant            Robert L. Jones              David J. Gospodarek
   John F. Grimes              Vernon Malone                Darleen M. Johns
Oscar A. Keller, Jr.           J. Rex Thomas                O.A. Keller, III
  Donald W. Perry           Bruce V. Wainright           George R. Perkins, III
                           Samuel J. Wornom, III

      The Board of Directors has nominated the Class II directors indicated above for election at the 1999 Annual Meeting to serve until the 2002 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The seven candidates who receive the highest number of votes as Class II directors will be elected as Class II directors of the Company.

      The Board of Directors has also nominated John F. Grimes for election at the 1999 Annual Meeting to serve as a Class I director until the 2001 Annual Meeting of Shareholders (or until such time as his respective successor is elected and qualified or his earlier resignation, death or removal from office). Mr. Grimes will be elected as a Class I director of the Company if he receives the highest number of votes as a Class I director.

      The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than eight nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

      Under North Carolina law, directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

    The Board of Directors recommends that shareholders vote FOR the election of the nominees.

       Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the Annual Meeting:

               Name                           Position With Company                Age           Elected Director
               ----                           ---------------------                ---           ----------------
Class I

Charles F. Atkins (3)(5)                            Director                        50                 1997

James A. Beck (1)(3)(4)(6)             President, Chief Executive Officer,          46                 1997
                                                 and Director

Carolyn W. Grant (3)(6)                             Director                        48                 1997

John F. Grimes (2)(3)                               Director                        56                 1999

Oscar A. Keller, Jr. (1)(3)                         Director                        77                 1997

Don W. Perry (2)(5)                                 Director                        40                 1997

Class II

Edwin E. Bridges (4)(5)               President and CEO of Home Savings and         45                 1999
                                                    Director

L.I. Cohen, Jr. (3)(6)                              Director                        62                 1997

Robert L. Jones (1)(3)(6)                           Director                        62                 1997

Vernon Malone (3)(5)                                Director                        67                 1997

J. Rex Thomas (3)(5)                                Director                        53                 1997

Bruce V. Wainright (4)                              Director                        52                 1997

Samuel J. Wornom, III (1)(4)(6)                     Director                        56                 1997

Class III

Lamar Beach (3)                                     Director                        70                 1997

William C. Burkhardt (1)(2)(6)                      Director                        61                 1997

David J. Gospodarek (2)(3)                          Director                        51                 1997

Darleen M. Johns (4)(5)                             Director                        51                 1997

O.A. Keller, III (1)(3)(6)             Chairman of the Board of Directors           54                 1997

George R. Perkins, III (2)(4)                       Director                        31                 1997

--------------------
(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Loan Committee
(4)  Member of Asset and Liability Committee
(5)  Member of Community Reinvestment Committee
(6)  Member of the Compensation Committee

Class I

         Charles F. Atkins has served as a director since the Company's inception. He is currently and has been for the past five years President of CAM-L Corporation, a real estate development/procurement company located in Sanford, North Carolina.

         James A. Beck has served as a director since the Company's inception. He is currently President and Chief Executive Officer of the Company, a position he has held since the Company commenced operations. Mr. Beck served as Chairman, President and Chief Executive Officer of SouthTrust Bank of North Carolina, N.A. from January 1991 until June 1996 when it was merged into the SouthTrust Charlotte-based bank. Mr. Beck served as President and a director of the combined bank until January 1997, when he resigned to join the Company.

         Carolyn  W.  Grant  has  served  as  a  director  since  the  Company's inception. She is currently the Vice President, International Business Development, of Longistics Corp., a privately-held logistics business that operates the foreign trade zone in the Raleigh-Durham area of North Carolina. From 1996 through 1997, Ms. Grant was the Southeast Regional Manager for Plants by Grant-TruGreen/Chemlawn and from 1976 to 1996 was the President and owner of Plants by Grant, Inc., Raleigh, North Carolina. Ms. Grant is a Commissioner of the North Carolina Board of Transportation and a member of the Executive Committee of the Board of Directors of the Greater Raleigh Chamber of Commerce.

         John F. Grimes was appointed a director of the Company on April 15, 1999 following the share exchange with Home Savings Bank of Siler City, Inc., SSB. He is currently and has been for the past five years a partner in Budd Tire Company, a truck and auto tire dealership.

         Oscar A. Keller, Jr. has served as a director since the Company's inception. He is currently and has been for the past five years President and CEO of Parkview Retirement Home, a retirement facility located in Sanford, North Carolina. Mr. Keller is the father of Oscar A. Keller, III.

         Don W. Perry has served as a director since the Company's inception. He is currently and has been for the past five years Assistant Vice President of Lee Brick and Tile, a brick manufacturing company located in Sanford, North Carolina.

Class II

         Edwin E. Bridges was appointed a director of the Company on April 15, 1999 following the share exchange with Home Savings Bank of Siler City, Inc., SSB. He is currently President of Home

Savings Bank of Siler City, Inc., SSB, but will assume the role of Market Executive of Chatham County upon the merger of Home Savings into Capital Bank. Prior thereto, he served as President and Chief Executive Officer of Home Savings.

         L.I. Cohen, Jr. has served as a director since the Company's inception. He is currently and has been for the past five years Chief Executive Officer of Lee Iron and Metal Co., Inc., a recycling business located in Sanford, North Carolina.

         Robert L. Jones has served as a director since the Company's inception. He is currently and has been for the past five years Chairman of the construction firm DJB Construction Group or its predecessor, Davidson & Jones Construction Company, each of which is located in Raleigh, North Carolina. Mr. Jones is also a director of Carolina Power & Light Company, a public utility company based in Raleigh, North Carolina and of Giant Cement Holdings, Inc., a cement and aggregate mining company, based in Summerville, South Carolina.

         Vernon Malone has served as a director since the Company's inception. He is a retired educator and is currently chairman of the Wake County, North Carolina, Board of Commissioners.

         J. Rex Thomas has served as a director since the Company's inception. He is currently the President of Thomas Commercial Inc., a commercial real estate company located in Raleigh, North Carolina. Prior thereto, Mr. Thomas was for 17 years a partner with Highwoods Properties, a publicly-held real estate company headquartered in Raleigh, North Carolina.

         Bruce V. Wainright has served as a director since the Company's inception. He is currently and has been for the past five years President and Owner of Dr. Bruce V. Wainright, D.D.S. P.A.

         Samuel J. Wornom, III has served as a director since the Company's inception. He is currently and has been for the past five years President of Nouveau Properties, an investment company located in Sanford, North Carolina.

Class III

         Lamar Beach has served as a director since the Company's inception. In November 1997, Mr. Beach retired after selling his interests in Spanco Corporation, a textiles corporation located in Sanford, North Carolina, of which he had been President and Chief Executive Officer for more than the past five years.

         William C. Burkhardt has served as a director since the Company's inception. He is currently and has been for the past 18 years President and Chief Executive Officer of Austin Quality Foods, a snack foods company located in Cary, North Carolina. Mr. Burkhardt is presently a member of the Board of Directors of Public Service Company of North Carolina and has been since 1989.

         David J. Gospodarek has served as a director since the Company's inception. He is a Certified Public Accountant and has been a principal in the accounting office of Gospodarek, Lunsford & Associates, Raleigh, North Carolina, for the past five years.

         Darleen M. Johns has served as a director since the Company's inception. She is currently and has been for the past five years President and Chief Executive Officer of Alphanumeric Systems, Inc., a computer integration company located in Raleigh, North Carolina.

         O.A. Keller, III has served as a director and as Chairman of the Board of Directors since the Company's inception. He is currently and has been for the past five years President and Chief Executive Officer of Earthtec Environmental Corp., an environmental services company located in Sanford, North Carolina and Columbus, Ohio, and Chief Executive Officer of Global Contracting Services, Inc., Columbus, Ohio.

         George R. Perkins, III has served as a director since the Company's inception. He is currently Vice President of Sales for Frontier Spinning Mills, a textiles company, located in Sanford, North Carolina. Between 1993 and 1996, Mr. Perkins was a sales representative for Unifi, Inc., a textile company, headquartered in Greensboro, North Carolina.

Board of Directors Meetings and Committees

         The Board of Directors met ten times during 1998. The Board has an Executive Committee, Audit Committee, Loan Committee, Asset and Liability Committee, Community Reinvestment Committee and Compensation Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. During fiscal year 1998, the Executive Committee met seven times. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee also recommends to the Board the appointment of independent auditors. During fiscal year 1998, the Audit Committee met three times. The role of the Loan Committee is to approve direct and participation loans that are in excess of management authority and to review and approve any loans considered to have unusual risk or loans that management desires to have confirmed by the Board. The Loan Committee consists of ten outside directors and the Chief Executive Officer and met 12 times during 1998. The Asset and Liability Committee is made up of five outside directors and the Chief Executive Officer and is responsible for managing liquidity, interest rate risk and the Company's investment portfolio consistent with safe and sound operations and applicable laws and regulations. During fiscal year 1998, the Asset and Liability Committee met three times. The Community Reinvestment Act Committee is responsible for assisting management in determining and fulfilling the credit and other banking needs of all segments of the community and ensuring compliance with the Community Reinvestment Act and is made up of five board members. During fiscal year 1998, the Community Reinvestment Act Committee met three times. The role of the Compensation Committee is to recommend the compensation of the Company's officers and to administer certain of the Company's benefit plans. During fiscal year 1998, the Compensation Committee met five times. Certain senior members of the Company's management who are not also directors of the Company, serve on certain committees in an ex officio capacity.

         The Company does not have a nominating committee of the Board of Directors. The Board performs the functions that might be performed by such a committee. Presently, the Board of Directors does not have a policy or procedure restricting or limiting shareholder recommendations for nominees to the Board.

         During 1998, each director attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and Committee meetings of the Board of which the director was a member, except for Messrs. Jones and Malone who each attended 70% of the aggregate of Board meetings and meetings of Committees of which they are a member.

Director Compensation

         Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual fee of $5,000 ($7,500 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the Board and the Committees on which they serve. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company's Deferred Compensation Plan for Outside Directors (the "Deferred Compensation Plan"), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. The amount of compensation deferred under the Deferred Compensation Plan by each participating director is increased by 25% and credited to such director's account in the form of shares of Common Stock based on the value per share of the Common Stock on December 31 of each year. As of December 31, 1998, an aggregate of 24,300 shares of Company Common Stock were allocated to the accounts of the directors in accordance with the terms of the Deferred Compensation Plan. Upon the director's death, disability or retirement, or upon a change in control of the Company, the director will be entitled to withdraw the amounts in his or her account in cash or stock in the Company's sole discretion.

                             Executive Compensation

         The following table sets forth for 1997 (the Company's first year of existence) and 1998 the cash and other compensation paid to, received or deferred by the Company's Chief Executive Officer and other executive officers whose salary and bonus in 1998 exceeded $100,000 (the "named executive officers").

                           Summary Compensation Table

                                                                                     Long Term
                                       Annual Compensation                          Compensation
                      ---------------------------------------------------------     ------------
                                                                                       No. of
                                                                                     Securities
     Name and                                                      Other Annual      Underlying        All Other
Principal Position     Year        Salary            Bonus         Compensation       Options         Compensation
------------------     ----        ------            -----         ------------       -------         ------------
James A. Beck,       1998         $137,751          $ 35,000            (1)                 0            $ 14,301(2)
President and CEO
                     1997         $121,875(3)       $ 50,000            (1)            25,000(4)         $  8,011(5)

Franklin G. Shell,   1998         $ 87,179          $ 15,000            (1)             5,000(6)         $  8,611(7)
Senior Vice Pres
                     1997         $ 39,958(3)       $  5,000            (1)             5,000(8)         $  3,512(9)

-----------------
(1) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation.
(2) Includes $2,832 for health, dental and life insurance, $8,265 in 401(k) contributions and $3,204 in membership dues.
(3)  Does not represent a full year since the Bank began operations in 1997.
(4) On January 27, 1997, Mr. Beck was granted an option to acquire up to 25,000 shares of Common Stock at $11.00 per share, 13,000 shares of which are currently vested, with the balance vesting in increments of 4,000 shares per year over the next three years. Such options were granted under the Company's Incentive Stock Option Plan.
(5) Includes $3,311 for health, dental and life insurance, $2,600 in 401(k) contributions and $2,100 in membership dues.

(6) On August 10, 1998, Mr. Shell was granted an option to acquire up to 5,000 shares of Common Stock at $14.00 per share, which will vest in increments of 1,000 shares per year over the next five years. Such options were granted under the Company's Incentive Stock Option Plan.
(7) Includes $2,600 for health, dental and life insurance, $5,231 in 401(k) contributions and $780 in membership dues.
(8) On June 23, 1997, Mr. Shell was granted an option to acquire up to 5,000 shares of Common Stock at $11.00 per share, 1,000 of which are currently vested, with the balance vesting in increments of 1,000 shares per year over the next four years. Such options were granted under the Company's Incentive Stock Option Plan.
(9) Includes $1,521 for health, dental and life insurance, $1,666 in 401(k) contributions and $325 in membership dues.

                       Option Grants in Last Fiscal Year

         The following table reflects the stock options granted to date by the Company to the named executive officers pursuant to the Company's Incentive and Nonqualified Stock Option Plans in 1998. The table sets forth the hypothetical potential realizable values that would exist for the options at the end of their ten-year terms, at assumed rates of stock price appreciation of 5% and 10%. The amounts shown as potential realizable values represent the corresponding increases in the market value of all outstanding shares of Common Stock. The actual value of the options will depend on the market value of the Company's Common Stock. No gain to the option holders is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values, based on 5% and 10% appreciation rates prescribed by the SEC, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                                                                                                   Potential Realizable
                                                                                                  ----------------------
                                                                                                     Value at Assumed
                                                                                                     Annual Rates of
                                                                                                       Stock Price
                                                   Individual Grants                                 Appreciation for
                                                                                                     Option Term (1)
                        ------------------------------------------------------------------------- ----------------------

                                                % of Total
                        No. of Securities   Options Granted to
                            Underlying           Employees       Exercise or Base    Expiration
Name                     Options Granted      in Fiscal Year      Price Per Share       Date          5%         10%
----                     ---------------      --------------      ---------------       ----          --         ---
James A. Beck                   0                    N/A              N/A               N/A           ___         ___
Franklin G. Shell            5,000(2)                14%              $14.00            2008      $35,000     $70,000
--------------

(1) Potential realizable value of each grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the ten-year term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the value of the Common Stock increasing to $21 and $28 per share.
(2)  See footnote (5) to the Summary Compensation Table above.

                 Aggregated Option Exercises in Last Fiscal Year
                      and Fiscal Year-End Option Values (1)

         The following table sets forth certain information concerning options to purchase Common Stock held by the named executive officers during the year ended December 31, 1998 and the value of unexercised options as of December 31, 1998.

                                                                                       Value of Unexercised
                                           Number of Securities Underlying           "In-The-Money" Options at
                                            Unexercised Options at Fiscal                 Fiscal Year-End
Name                                    Year-End (Exercisable/Unexercisable)      (Exercisable/Unexercisable (2))
----                                    ------------------------------------      -------------------------------
James A. Beck                                       9,000/16,000                                $0
Franklin G. Shell                                    1,000/9,000                                $0

---------------
(1) No options were exercised by the named executive officers in the last fiscal year.
(2) Options are "In-The-Money" if the fair market value of the underlying securities exceeds the exercise price of the options. The value of the options is calculated by subtracting the exercise price from $11.00, the closing market price of the underlying Common Stock as of December 31, 1998, and multiplying the difference by the number of securities underlying the options.

Employment Agreement

         Under an employment agreement effective January 27, 1997, James A. Beck agreed to serve as President and Chief Executive Officer of the Bank at an annual salary of $130,000, subject to increase in an amount to be determined by the Bank's Board of Directors. Mr. Beck received a cash bonus of $50,000 upon signing his employment agreement. Pursuant to the terms of his employment agreement, Mr. Beck was granted an option to acquire up to 25,000 shares of Common Stock at $11.00 per share, 13,000 shares of which are currently vested, with the balance vesting in increments of 4,000 shares per year over the next three years. Mr. Beck will be eligible for performance bonuses and other benefits available to executives of the Bank. The term of his employment is three years, annually renewable for successive three year periods unless the Bank furnishes 60 days prior written notice to Mr. Beck before an anniversary date of the agreement, in which event Mr. Beck would be entitled to his salary and bonus for the remaining term. The Bank may terminate Mr. Beck's employment for cause, in which event the Bank would be required to pay only Mr. Beck's compensation due at termination. Upon a change in control of the Bank, Mr. Beck is entitled to compensation equal to three years' salary and bonus. Mr. Beck has also agreed that during his employment and for two years (or longer in certain cases) thereafter, he will not compete with the Bank within its then existing areas of operation.

Board Compensation Committee Report

         General. The Compensation Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

         Executive Compensation. The Company's policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with much larger and more profitable financial services companies, including banks.

         Compensation of executives consists of the same components as the compensation of other Company employees: base salary, company paid fringe benefits (consisting principally of group health or other insurance), bonuses, and stock options pursuant to the Company's Incentive Stock Option Plan and the Nonqualified Stock Option Plan. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable financial services companies, including banks, using regional and national salary surveys. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement.

         Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The CEO is responsible for decisions regarding the adjustment in compensation of the Company's other executive officers and such decisions are then ratified by the Compensation Committee of the Board.

         CEO Compensation. Mr. Beck's base salary is set competitively relative to other chief executive officers in financial service companies in the Company's market area. Mr. Beck's compensation was reviewed and set by the full Board of Directors without Mr. Beck's participation. In determining Mr. Beck's base salary as well as annual performance bonus, the Board of Directors reviewed independent compensation data and financial and operational results of the Company for fiscal year 1998 as compared against budgets and peer businesses. As with the Company's other executive officers, Mr. Beck's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

         Stock Option Grants. Stock options are intended to enhance the long-term proprietary interest in the Company on the part of the employees and others who can contribute to the Company's overall success and to increase the value of the Company to its shareholders.

         All employees of the Company are eligible to receive annual stock option grants. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Board believes that employees at higher levels in the Company have a greater opportunity to influence and contribute to shareholder value.

         Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

         The process of  determining  amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

         Conclusion. The Board of Directors believes that these executive officer compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

         This report is submitted by the following members of the Compensation Committee.

              William C. Burkhardt, Chairman                  Carolyn W. Grant
                     L.I. Cohen, Jr.                       Samuel J. Wornom, III
                     Robert L. Jones                          O.A. Keller, III
                James A. Beck (ex officio)

                      Comparison of Cumulative Total Return

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since June 22, 1997, when the Company's Common Stock began trading on the OTC Bulletin Board, with the cumulative return for the same period on the Nasdaq Stock Market Index (U.S.) and The SNL Securities Bank Index of banks with total assets of less than $250.0 million. The Company's Common Stock became registered under the Securities Exchange Act of 1934 on November 12, 1997 and began trading on the Nasdaq SmallCap Market on December 18, 1997. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the other indices indicated and that all dividends, if any, were reinvested.



                     [STOCK PERFORMANCE TABLE APPEARS HERE]




                                                                      Period Ending
                                                                      -------------
Index                              7/22/97        10/31/97       3/31/98        6/30/98        9/30/98        12/31/98
-----                              -------        --------       -------        -------        --------       --------
Capital Bank                       100.00          107.22        129.90         138.90          105.16         90.72
NASDAQ - Total US                  100.00          101.10        118.29         121.72          110.19        142.12
SNL <250M Bank Asset - Size Index  100.00          131.46        148.42         143.90          124.64        124.96

                              Certain Transactions

         Certain of the directors and executive officers of the Company are customers of and borrowers from the Company in the ordinary course of business. As of December 31, 1998, loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $6.5 million and during 1998 did not exceed $7.4 million at any time. Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Company at any time during fiscal 1998. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability, or contain other unfavorable features.

         The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

         O.A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. In 1998, the Company paid legal fees to such firm for services rendered in 1998 in the aggregate amount of approximately $195,000.

         The Company purchased its computer network from Alphanumeric Systems, Inc., a company owned and operated by Darleen Johns, a member of the Board of Directors. Prior to the purchase, the Company reviewed proposals from Alphanumeric Systems, Inc. and two other competitors and selected Alphanumeric Systems, Inc.'s proposal based on competitive factors. Alphanumeric Systems, Inc. also provides maintenance for the Company's computer network and the Company anticipates purchasing on a competitive basis additional hardware and software from time to time. The aggregate amount of all payments made by the Company to Alphanumeric Systems in 1998 equaled approximately $176,000.

             Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the SEC. In 1998, such persons were required to file such reports with the Federal Deposit Insurance Corporation ("FDIC"). Based on a review of the report forms that were filed, the Company believes that during 1998 all filing requirements applicable to its executive officers and directors were complied with.

       Proposal 2: Ratification of Appointment of Independent Accountants

      The Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Board of Directors deems it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as independent accountants, the Audit Committee of the Company will evaluate the matter and recommend what action, if any, the Board of Directors should take in this regard. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and afforded an opportunity to make a statement.

      On August 21, 1997, the Board of Directors of the Company ratified the actions of its executive officers appointing Coopers & Lybrand L.L.P., independent certified public accountants and predecessor to PricewaterhouseCoopers LLP, to be the Company's independent accountants for the periods ended June 30, 1997 and December 31, 1997. During its organizational phase, and prior to its commencement of operations, the Company had appointed Arthur Andersen, LLP, independent certified public accountants, to be its independent accountants. On August 21, 1997, the Board of Directors of the Company ratified the dismissal of Arthur Andersen, LLP, prior to such firm being engaged to perform any audit services for the Company or providing any significant consultation on any accounting or reporting matter. There were not disagreements with Arthur Andersen, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to such firm's satisfaction, would have caused such firm to make reference in connection with their audit opinion to the subject matter of the disagreement.

           Submission of Shareholder Proposals For 2000 Annual Meeting

      Any proposals which shareholders intend to present for a vote at the Company's 2000 annual meeting of shareholders, and which such shareholders desire to have included in the Company's proxy materials relating to that meeting, must be received by the Company on or before November 26, 1999. Proposals received after that date will not be considered for inclusion in such proxy materials.

      In addition, if a shareholder intends to present a matter for a vote at the 2000 annual meeting of shareholders, other than by submitting a proposal for inclusion in the Company's proxy statement for that meeting, the shareholders must give timely notice in accordance with the rules of the SEC. To be timely, a shareholder's notice must be received by the Company's Corporate Secretary at its principal office, 4400 Falls of Neuse Road, Raleigh, North Carolina 27609, on or before February 9, 2000. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (b) the name and record address of the shareholder, the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.

                                  Miscellaneous

      As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

                             Additional Information

      A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including the financial statements and schedules thereto, as filed with the FDIC will be furnished upon written request, without charge to any Company shareholder. Such requests should be addressed to Allen T. Nelson, Jr., P.O. Box 18949, Raleigh, North Carolina 27609.


      All shareholders are encouraged to sign, date and return their proxy submitted with this Proxy Statement as soon as possible in the envelope provided. If a shareholder attends the Annual Meeting, he or she may revoke his or her proxy and vote in person.

By Order of the Board of Directors

/s/ Allen T. Nelson, Jr.
------------------------
Allen T. Nelson, Jr.
Senior Vice President and Chief Financial Officer,
Secretary to the Board

April  29, 1999

                                 REVOCABLE PROXY
                            CAPITAL BANK CORPORATION

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


                    Proxy for Annual Meeting of Shareholders
                       Solicited by the Board of Directors

  The undersigned hereby appoints James A. Beck and Allen T. Nelson, Jr., and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, on Thursday, June 17, 1999 at 3:00 p.m., local time and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                       EACH OF THE PROPOSALS LISTED BELOW.


1. Election of Class II Directors:

   Edwin E. Bridges, L.I. Cohen, Jr.,
   Robert L. Jones, Vernon Malone,
   J. Rex Thomas, Bruce V. Wainright and Samuel J. Wornom, III


                                 [   ] For      [   ] Withhold     [   ]  Except


INSTRUCTION:To withhold authority to vote for any individual nominee, mark "For All Except"and write that nominee's name in the space provided below.



2. Election of Class I Director: [   ] For      [   ] Withhold

   John F. Grimes



3. Ratify appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 1999.


                                 [   ] For      [   ] Against      [   ] Abstain


  Discretionary authority is conferred by this proxy with respect to certain matters, as described in the accompanying Proxy Statement.

                         Please be sure to sign and date
                          this Proxy in the box below.


                   ________________________________________
                                    Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                            CAPITAL BANK CORPORATION

  Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       PLEASE MARK, SIGN, DATE AND RETURN
              THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE